Exhibit 99

Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
October 18, 2007                                            President and CEO
                                                                    or
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913

              WVS FINANCIAL CORP. ANNOUNCES INCREASED FIRST QUARTER
                        EARNINGS PER SHARE AND NET INCOME

         Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1,023,000 or $0.45 per diluted share, for the three months ended September 30, 2007 as compared to net income of $904,000 or $0.39 per diluted share for the same period in 2006. The $119,000 or 13% increase in net income during the quarter was primarily attributable to a $223,000 increase in net interest income, an $8,000 increase in recovery for loan losses and a $5,000 increase in non-interest income, which were partially offset by a $77,000 increase in income tax expense and a $40,000 increase in non-interest expense.

         The increase in net interest income primarily resulted from the favorable impact of somewhat higher intermediate term market interest rates and lower short-term borrowing costs. To a lesser extent, net interest income benefited from a higher level of average assets when compared to the same period in 2006. The increase in income tax expense was primarily attributable to higher levels of taxable income. The increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits and increased employee related costs, which were partially offset by decreases in correspondent bank service charges.

         During the quarter ended September 30, 2007, the Company successfully completed its Eighth Stock Repurchase Program totaling 125,000 shares. The Company also announced its Ninth Stock Repurchase Program targeting 125,000 shares. Book value per share increased to $13.72 per share at September 30, 2007 from $13.49 per share at June 30, 2007. Return on average equity totaled 13.20% at September 30, 2007 compared to 12.14% at June 30, 2007.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                            September 30,     June 30,
                                                2007            2007
                                             (Unaudited)     (Unaudited)
                                            ------------    ------------
Total assets                                $    449,236    $    408,076
Investment securities held-to-maturity           218,409         202,664
Investment securities available-for-sale          19,407           8,933
Mortgage-backed securities held-to-
   maturity                                      130,832         119,271
Mortgage-backed securities available-for-
   sale                                            2,226           2,246
Net loans receivable                              59,561          60,350
Deposits                                         163,659         159,377
FHLB advances: long-term                         135,579         130,579
FHLB advances: short-term                         86,325               0
Other borrowings                                  28,324          82,950
Equity                                            31,012          31,293
Book value per share                               13.72           13.49
Return on average assets                            0.91%           0.90%
Return on average equity                           13.20%          12.14%

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                                         Three Months Ended
                                                           September 30,
                                                            (Unaudited)
                                                     --------------------------
                                                         2007           2006
                                                     -----------    -----------
Interest income                                      $     6,537    $     6,118
Interest expense                                           4,234          4,038
                                                     -----------    -----------
Net interest income                                        2,303          2,080
Recovery for loan losses                                     (17)            (9)
                                                     -----------    -----------
Net interest income after recovery for loan losses         2,320          2,089
Non-interest income                                          157            152
Non-interest expense                                         942            902
                                                     -----------    -----------
Income before income tax expense                           1,535          1,339
Income taxes                                                 512            435
                                                     -----------    -----------

NET INCOME                                           $     1,023    $       904
                                                     ===========    ===========

EARNINGS PER SHARE:
    Basic                                            $      0.45    $      0.39
    Diluted                                          $      0.45    $      0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                              2,283,510      2,327,183
    Diluted                                            2,284,384      2,329,120